Exhibit 99.1

GrowGeneration Announces Pricing of $42.0 Million Upsized Public Offering of Common Stock

DENVER, June 30, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company"), the largest chain of stand-alone specialty hydroponic and organic garden centers, currently with 27 locations, today announced the pricing of an underwritten public offering of 7,500,000 shares of its common stock at an offering price of $5.60 per share (the "Offering"). GrowGen expects the gross proceeds from the Offering to be approximately $42.0 million, before deducting the underwriting discount and other estimated offering expenses. The Offering was upsized from the previously announced offering size of $35.0 million of common stock. GrowGen has also granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of common stock offered in the public market. The Company expects to close the Offering on or about July 2, 2020, subject to the satisfaction of customary closing conditions.

GrowGen intends to use the net proceeds from the Offering primarily to expand its network of hydroponic/garden centers through organic growth and acquisitions, and for general corporate purposes.

Oppenheimer & Co. Inc. is acting as the sole book-running manager for the Offering. Ladenburg Thalmann & Co. Inc. and Lake Street Capital Markets, LLC are acting as co-managers for the Offering.

The Offering is being made pursuant to a registration statement on Form S-1 (File No. 333-239058) that was declared effective by the Securities and Exchange Commission (the "SEC") on June 29, 2020. The Offering may only be made by means of a prospectus. The preliminary prospectus related to the Offering was filed with the SEC on June 23, 2020. The final prospectus will be filed with the SEC and, when available, may be obtained by visiting EDGAR on the SEC's website at www.sec.gov, or by contacting Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities in the Offering, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 27 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. The Company’s mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada.

Forward Looking Statements:

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements regarding, but not limited to, the anticipated closing of the Offering and the expected uses of the proceeds from the Offering. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue" or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, including market conditions and future decisions regarding the Company's use of cash resources, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider these and other potential factors and uncertainties that could cause actual results to differ from the results predicted, including those described in more detail in the Company's public reports filed with the SEC, including the risks discussed in the "Risk Factors" section in the registration statement on Form S-1 (File No. 333-239058) and in the Company's prior press releases, which are available on the Company's Investor Relations website at www.growgeneration.com and on the SEC's website at www.sec.gov. We undertake no obligation to update these statements as a result of new information or future events.

SOURCE GrowGeneration